Exhibit 10.3

OMNIBUS AGREEMENT

AMONG

OVERSEAS SHIPHOLDING GROUP, INC.,

OSG AMERICA LLC,

OSG AMERICA L.P., AND

OSG AMERICA OPERATING COMPANY LLC

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01. Definitions	2

ARTICLE II

Restricted Business Opportunities

SECTION 2.01. Restricted Businesses	7
SECTION 2.02. Permitted Exceptions	7
SECTION 2.03. Scope of Prohibition	9
SECTION 2.04. Enforcement	9

ARTICLE III

Optional Jones Act Assets

SECTION 3.01. Option to Purchase Certain Jones Act Assets	9
SECTION 3.02. Exercise Period of Options	10

ARTICLE IV

Business Opportunities and Option Exercise Procedures

SECTION 4.01. Notice of Offered Assets	10
SECTION 4.02. Exercise of Options	10
SECTION 4.03. Term Sheets	11
SECTION 4.04. Access to Information	11
SECTION 4.05. Purchase Price	11
SECTION 4.06. Last Chance Option	12

ARTICLE V

Rights of First Offer

SECTION 5.01. Rights of First Offer	12
SECTION 5.02. Procedures for Rights of First Offer	13

OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among OVERSEAS SHIPHOLDING GROUP, INC., a Delaware corporation (“OSG”), OSG AMERICA LLC, a Delaware limited liability company (including any permitted successors and assigns under the Partnership Agreement (as defined herein), “OSG MLP General Partner”), for itself and on behalf of OSG MLP (as defined herein) in its capacity as general partner, OSG AMERICA L.P., a Delaware limited partnership (“OSG MLP”), and OSG AMERICA OPERATING COMPANY LLC, a Delaware limited liability company (“OSG MLP Operating Company”).

WHEREAS OSG MLP proposes to undertake an initial public offering of its common units and the Parties (as defined herein) desire to enter into this Agreement to evidence their understanding with respect to the various matters set forth herein;

WHEREAS the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II and Article IV, with respect to (a) those business opportunities that the OSG Entities (as defined herein) will not pursue during the term of this Agreement and (b) the procedures whereby such business opportunities are to be offered to the OSG Partnership Group (as defined herein) and accepted or declined;

WHEREAS the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III and Article IV, with respect to (a) OSG MLP’s exclusive options to acquire the Option Assets (as defined herein) and (b) the procedures whereby such options are exercised;

WHEREAS the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to (a) OSG’s right of first offer with respect to certain Jones Act Assets (as defined herein) that the OSG MLP Entities may wish to dispose of and (b) OSG MLP’s right of first offer with respect to certain Jones Act Assets (as defined herein) the OSG Entities may wish to dispose of; and

WHEREAS the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to certain indemnification obligations of OSG.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions.  For the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 7.06 hereof.

“APSI” means Aker Philadelphia Shipyard, Inc., a Pennsylvania corporation.

“ASC” means American Shipping Corporation, a Delaware corporation.

“Bender” means Bender Shipbuilding & Repair Co., Inc., an Alabama corporation.

“Bid Jones Act Assets” has the meaning given to such term in Section 2.02(e)(iii).

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:  (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) (other than OSG or its Affiliates, with respect to OSG MLP General Partner), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.

“Closing Date” means the date of the closing of the initial public offering of common units representing limited partner interests in OSG MLP.

“Conflicts Committee” means the Conflicts Committee of the board of directors of OSG MLP General Partner.

“Contribution Agreement” means that certain Amended and Restated, Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among OSG Bulk Ships, Inc., OSG Ship Management, Inc., OSG MLP One Percent Interest Corporation, OSG MLP General Partner and OSG MLP, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Contribution Assets” has the meaning given such term in Section 6.01.

“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Environmental Losses” means all Losses suffered or incurred by the OSG MLP Group by reason of, arising out of or resulting from:

(a) any violation or correction of violation of Environmental Laws; or

(b) any event, omission or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by the OSG Entities of the Contribution Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Contribution Assets or the disposal, release of or exposure to Hazardous Substances generated by or otherwise related to the operation of the Contribution Assets, irrespective of where such assets are located), including, without limitation, (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation complained of under clause (a), or such events, omissions or conditions included in clause (b), occurred before the Closing Date; and, provided that, in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses”.

“Environmental Laws” means all U.S. Federal, state and local and all foreign laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment, including, without limitation, the United States Federal Comprehensive Environmental Response, Compensation and

Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Offer Negotiation Notice” has the meaning given such term in Section 5.02(b).

“First Offer Negotiation Period” has the meaning given such term in Section 5.02(b).

“Hazardous Substances” means (a) substances defined in or regulated under applicable Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any substances with respect to which a Federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation; (e) any hazardous waste or solid waste, pollutant or contaminant within the meaning of any Environmental Law; (f) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (g) any radioactive material; and (h) any asbestos-containing materials that represent a health hazard.

“Jones Act Assets” means any tanker or tug-barge unit used in connection with a Restricted Business and related charters and where the context requires includes the entity that owns or charters such tanker or tug-barge unit.

“Jones Act Project” means any project involving a Restricted Business.

“Last Chance Option” has the meaning given such term in Section 4.06.

“Losses” means losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character; provided, however, that such term shall not include any special, indirect, incidental or consequential damages.

“Lease”, for the avoidance of doubt, includes without limitation, a bareboat charter agreement.

“Negotiation Period” has the meaning given such term in Section 4.05.

“Offered Assets” has the meaning given such term in Section 4.01.

“Offered Assets Notice” has the meaning given such term in Section 4.01.

“Option Assets” has the meaning given such term in Section 3.01.

“Option Assets Exercise Notice” has the meaning given such term in Section 4.02.

“Options” has the meaning given such term in Section 3.01.

“OSG” is defined in the introduction to this Agreement.

“OSG Bareboat Charter Entity” has the meaning given such term in Section 3.01(b)(i).

“OSG Barge Entity” has the meaning given such term in Section 3.01(a)(ii).

“OSG Entities” means OSG and any Person controlled, directly or indirectly, by OSG other than the OSG MLP Entities.

“OSG MLP” is defined in the introduction to this Agreement.

“OSG MLP General Partner” is defined in the introduction to this Agreement.

“OSG MLP Entities” means OSG MLP General Partner and each member of the OSG MLP Group.

“OSG MLP Group” means OSG MLP and any Person controlled by OSG MLP.

“OSG MLP Group Member” means any Person that is part of the OSG MLP Group.

“OSG Time Charter Entity” has the meaning given such term in Section 3.01(b)(ii).

“OSG Tug Entity” has the meaning given to such term in Section 3.01(a)(i).

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the OSG MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Partnership Securities” has the meaning given to such term in the Partnership Agreement.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Potential Transferee” has the meaning given such term in Section 5.02(a).

“Potential Transferee Group Member” means the Potential Transferee and any Person controlled by such Potential Transferee.

“Proposed Purchase Price” has the meaning given to such term in Section 4.05.

“Proposed Purchase Price Notice” has the meaning given to such term in Section 4.05.

“Rejection Notice” has the meaning given to such term in Section 5.02(d).

“Restricted Business” has the meaning given to such term in Section 2.01.

“Retained Assets” means all right, title and interest in and to assets of the OSG Entities other than the Contribution Assets.

“Retained Liabilities” means any and all liabilities and obligations of any and every kind or character of the OSG Entities not assumed by the OSG MLP Group pursuant to the Contribution Agreement.

“Sale Assets” has the meaning given such term in Section 5.02(a).

“Section 7-704(d)” means Section 7-704(d) of the Internal Revenue Code of 1986, as amended, and any successor provision thereto.

“Term Sheet” has the meaning given such term in Section 4.03.

“Transfer” means any transfer, assignment, sale or other disposition of the leasehold interests or fee ownership interests in any Jones Act Assets by an OSG Entity or OSG MLP Group Member or all of the capital stock or membership interests of the OSG Entity or OSG MLP Group Member that leases or owns any Jones Act Assets, as applicable; provided, however, that such term shall not include:  (a) transfers, assignments, sales or other dispositions from an OSG Entity to another OSG Entity, or from an OSG MLP Group Member to another OSG MLP Group Member; (b) transfers, assignments, sales or other dispositions pursuant to the terms of any related charter, contract of affreightment or other agreement with a charter party or the party to the contract of affreightment, as applicable; (c) transfers, assignments, sales or other dispositions pursuant to Article II; or (d) grants of security interests in or mortgages or liens on such Jones Act Assets in favor of a bona fide third-party lender (but not the foreclosing of any such security interest, mortgage or lien).

“Transfer Notice” has the meaning given such term in Section 5.02(a).

“Transferring Party” has the meaning given such term in Section 5.02(a).

“Transferring Party Parent” has the meaning given such term in Section 5.02(a).

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II

Restricted Business Opportunities

SECTION 2.01. Restricted Businesses.  Except as permitted by Section 2.02, OSG shall not, and shall not permit the other OSG Entities to, engage in or acquire or invest in any business that provides marine transportation, distribution and logistics services in connection with the transportation of crude oil and refined petroleum products by water between points in the United States to which the United States coastwise laws apply to the extent such business, at the time such business is first proposed to be engaged in by any such OSG Entity, generates “qualifying income” within the meaning of Section 7-704(d) (each a “Restricted Business”).

SECTION 2.02. Permitted Exceptions.  Notwithstanding any provision of Section 2.01 to the contrary, any OSG Entity may engage in the following activities under any of the following circumstances:

(a) the engagement in, acquisition of or investment in any Restricted Business with the approval of the Conflicts Committee;

(b) the ownership, operation and/or chartering of any Retained Assets (including replacements of and modifications or additions to the Retained Assets) or Option Assets (including replacements of and modifications or additions to the Option Assets) and in the case of any Option Assets unless and until such Option Assets are Transferred to an OSG MLP Group Member upon the exercise of the Option to acquire such Option Assets;

(c) the ownership, operation and/or chartering of any Jones Act Assets acquired after the Closing Date, including Jones Act Assets acquired as part of a larger transaction, if the OSG Entity acquiring such Jones Act Assets has offered OSG MLP General Partner the opportunity for any of the OSG MLP Group Members to acquire such Jones Act Assets in accordance with the procedures set forth in Article IV and OSG MLP General Partner, with the approval of the Conflicts Committee, has elected not to cause any OSG MLP Group Member to acquire such Jones Act Assets;

(d) the entry into any arrangement for the construction of newbuild Jones Act Assets and/or the chartering of such newbuild Jones Act Assets to a third party that is not an Affiliate of OSG and upon delivery of any such newbuild Jones Act Assets the ownership, operation and/or chartering of such newbuild Jones Act Asset if the OSG Entity acquiring such Jones Act Assets has offered OSG MLP General Partner the opportunity for any of the OSG MLP Group Members to acquire such newbuild Jones Act Assets in accordance with the procedures set forth in Article IV and OSG MLP General Partner, with the approval of the Conflicts Committee, has elected not to cause any OSG MLP Group Member to acquire such Jones Act Assets;

(e) the ownership, operation and/or chartering of Jones Act Assets that (i) have been offered to OSG MLP General Partner as described in Section 2.02(c), (ii) are newbuild Jones Act Assets that have been offered to OSG MLP General Partner as described in Section 2.02(d) or (iii) relate to a tender, bid or award for a proposed Jones Act Project that an OSG Entity has submitted or received (or hereafter submits or receives) (such Jones Act Assets in clause (iii) being referred to herein as “Bid Jones Act Assets”), in each case pending the applicable offer of such Jones Act Assets to OSG MLP General Partner and the determination of OSG MLP General Partner in accordance with Article IV whether to acquire such Jones Act Assets and, if OSG MLP General Partner, with the approval of the Conflicts Committee, has elected to cause an OSG MLP Group Member to acquire such Jones Act Assets, pending the closing of such acquisition;

(f) the ownership, operation and/or chartering of Jones Act Assets referred to in Section 2.02(e) that OSG MLP General Partner, with the approval of the Conflicts Committee, has elected to cause an OSG MLP Group Member to acquire such Jones Act Assets but in respect of which (i) OSG and the Conflicts Committee failed to agree upon the terms and conditions for the Transfer of such Jones Act Assets to an OSG MLP Group Member in accordance with Article IV and (ii) the Last Chance Option was not exercised in accordance with Section 4.05;

(g) the provision by OSG Entities of ship management services relating to a Restricted Business;

(h) the acquisition of up to a 9.9% equity ownership, voting or profit participation interest in any publicly traded Person (other than OSG MLP) that engages in a Restricted Business;

(i) the ownership, operation and/or chartering of any Jones Act Assets with respect to which OSG MLP General Partner has advised OSG that OSG MLP General Partner has elected, with the approval of the Conflicts Committee, not to cause an OSG MLP Group Member to acquire (or seek to acquire).

SECTION 2.03. Scope of Prohibition.  If any OSG Entity engages in a Restricted Business pursuant to any of the exceptions described in Section 2.02 OSG shall not, and shall not permit the other OSG Entities to, subsequently expand such business other than pursuant to the exceptions contained in Section 2.02. Except as otherwise provided in this Article II and the Partnership Agreement each OSG Entity shall be free to engage (whether directly or through the acquisition of equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any OSG MLP Entity.

SECTION 2.04. Enforcement.  OSG agrees and acknowledges that OSG MLP does not have an adequate remedy at law for the breach by OSG of its covenants and agreements set forth in this Article II, and that any breach by OSG of its covenants and agreements set forth in this Article II would result in irreparable injury to OSG MLP. OSG further agrees and acknowledges that OSG MLP may, in addition to the other remedies which may be available to OSG MLP, file a suit in equity to enjoin OSG from such breach, and consent to the issuance of injunctive relief to enforce the provisions of this Article II.

ARTICLE III

Optional Jones Act Assets

SECTION 3.01. Option to Purchase Certain Jones Act Assets.  OSG, on behalf of itself and the other OSG Entities, hereby grants to OSG MLP General Partner, on behalf of OSG MLP, exclusive options for any of the OSG MLP Group Members to:

(a)  purchase (i) all of the capital stock or membership interests of each OSG Entity specified in Schedule I to this Agreement (each an “OSG Tug Entity”) that has entered into a shipbuilding contract with Bender to construct the newbuild Jones Act Assets specified in Schedule I to this Agreement alongside the name of such OSG Tug Entity and (ii) with respect to each such OSG Tug Entity, all of the capital stock or membership interests of each OSG Entity (each an “OSG Barge Entity”) specified in Schedule 1 alongside such OSG Tug Entity that has entered into a shipbuilding contract with Bender to construct the newbuild Jones Act Assets specified in Schedule I alongside the name of such OSG Barge Entity;

(b)  purchase (i) all of the capital stock or membership interests of each OSG Entity specified in Schedule II to this Agreement (each an “OSG Bareboat Charter Entity”) that has entered into a bareboat charter agreement with a wholly owned subsidiary of ASC to lease from such wholly owned subsidiary of ASC the newbuild Jones Act Assets specified in Schedule II to this Agreement alongside the name of such OSG Bareboat Charter Entity that is being or will be constructed by APSI and (ii) with respect to each such OSG Bareboat Charter Entity, all of the capital stock or membership interests of each OSG Entity specified in Schedule II alongside such OSG Bareboat Charter Entity that is the indirect parent of the OSG Entity that has entered into a time charter agreement with such OSG Bareboat Charter Entity to time charter the newbuild

Jones Act Assets leased by such OSG Bareboat Charter Entity from a wholly owned subsidiary of ASC (each such indirect parent OSG Entity an “OSG Time Charter Entity”);

Each OSG Entity subject to clauses (a) and (b) above (collectively, the “Option Assets”) shall be subject to separate options (each an “Option”, and collectively, the “Options”) capable of being exercised by OSG MLP General Partner, with the approval of the Conflicts Committee, individually and separate from each other Option.

SECTION 3.02. Exercise Period of Options.  Each Option to acquire Option Assets may be exercised by OSG MLP General Partner, with the approval of the Conflicts Committee, at any time during the period commencing as of the Closing Date and ending on the date that is 364 days after the date of delivery of the applicable Option Assets subject to such Option.

ARTICLE IV

Business Opportunities and Option Exercise Procedures

SECTION 4.01. Notice of Offered Assets.  In the event that (a) an OSG Entity acquires Jones Act Assets as described in Section 2.02(c), (b) an OSG Entity enters into an arrangement for the construction of newbuild Jones Act Assets as described in Section 2.02(d) or (c) an OSG Entity is awarded a contract for the transportation requirements for all or any portion of any proposed Jones Act Project for which an OSG Entity has tendered or submitted a bid or received an award as described in Section 2.02(e)(iii), then:

(i) in the case of clause (a) above, not later than 30 days after the consummation of the acquisition; or

(ii) in the case of clauses (b) and (c) above, not later than 180 days before the scheduled delivery date of the relevant newbuild Jones Act Assets or Bid Jones Act Assets,

OSG shall notify (an “Offered Assets Notice”) OSG MLP General Partner of such event and offer OSG MLP General Partner the opportunity for any of the OSG MLP Group Members to acquire such Jones Act Assets (the “Offered Assets”).

SECTION 4.02. Exercise of Options.  OSG MLP General Partner shall notify (an “Option Assets Exercise Notice”) OSG during the exercise period for each Option that either (a) OSG MLP General Partner has elected, with the approval of the Conflicts Committee, not to exercise such Option or (b) OSG MLP General Partner, with the approval of the Conflicts Committee, has elected to exercise such Option and wishes to cause an OSG MLP Group Member to acquire the Option Assets subject to such Option, subject to the negotiation of the terms and conditions of the Transfer to an OSG

MLP Group Member of such Option Assets in accordance with the provisions of this Article IV.

SECTION 4.03. Term Sheets.  In the event that (a) OSG gives an Offered Assets Notice or (b) OSG MLP General Partner gives an Option Assets Exercise Notice electing, with the approval of the Conflicts Committee, to exercise the applicable Option, then:

(i) in the case of clause (a) above, at the same time the Offered Assets Notice is given;

(ii) in the case of clause (b) above, not later than 45 days after the date of the Option Assets Exercise Notice,

OSG shall submit a term sheet (a “Term Sheet”) to OSG MLP General Partner containing the fundamental terms and conditions (other than purchase price) on which it would be willing to Transfer (or to cause another OSG Entity to Transfer) to an OSG MLP Group Member the applicable Offered Assets or Option Assets, as applicable, including any liabilities to be assumed by OSG MLP.

SECTION 4.04. Access to Information. As soon as practicable after a Term Sheet has been submitted to OSG MLP General Partner, OSG will deliver to OSG MLP General Partner all information prepared by or on behalf of or in the possession of OSG relating to the Offered Assets or the Option Assets, as applicable, and reasonably requested by OSG MLP General Partner. As a condition of delivery of such information to OSG MLP General Partner, OSG may require OSG MLP General Partner to execute a formal confidentiality agreement in respect of such information in a form reasonably satisfactory to OSG.

SECTION 4.05. Purchase Price.  Within 45 days after receiving a Term Sheet, OSG MLP General Partner shall, with the approval of the Conflicts Committee, notify (a “Proposed Purchase Price Notice”) OSG of the consideration, which may be any combination of cash and Partnership Securities, (the “Proposed Purchase Price”) it is willing to cause an OSG MLP Group Member to pay for the applicable Offered Assets or Option Assets. OSG and the Conflicts Committee shall negotiate in good faith for a 50-day period following receipt of the Proposed Purchase Price Notice by OSG (the “Negotiation Period”) the terms and conditions of an agreement, including the consideration, for the Transfer of such Offered Assets or Option Assets, as applicable, to an OSG MLP Group Member and such terms and conditions and consideration are to be based on the terms and conditions set forth in the Term Sheet and the Proposed Purchase Price Notice. If OSG and the Conflicts Committee are unable to agree on the terms and conditions of an agreement for the Transfer of such Offered Assets or Option Assets, as applicable, during the Negotiation Period then OSG and the Conflicts Committee shall negotiate in good faith for a further 10-day period the terms and conditions of a cash-only agreement for the Transfer of such Offered Assets or Option Assets, as applicable, to an OSG MLP Group and failing agreement the applicable OSG Entity may Transfer the applicable Offered Assets or Option Assets to a third party not Affiliated with OSG within 180 days after the end of the 10-day period immediately following the Negotiation Period on terms and conditions that are not materially more favorable to the proposed purchaser than the terms and conditions specified in the Term Sheet and for a purchase price that is not less than 101% of the fair market value of the Proposed Purchase Price without any further obligation, during such 180 day period, to offer OSG MLP General Partner the opportunity for any of the OSG MLP Group Members acquire the applicable Offered Assets or Option Assets in accordance with Article V.

SECTION 4.06. Last Chance Option.  If the applicable OSG Entity has not Transferred, or agreed in writing to Transfer, such Offered Assets or Option Assets, as applicable, to a third party not Affiliated with OSG within 180 days after the end of the Negotiation Period in accordance with Section 4.05 then OSG MLP General Partner may elect, with the approval of the Conflicts Committee, to cause an OSG MLP Group Member to acquire the applicable Offered Assets or Option Assets upon the terms and conditions specified in the Term Sheet and for the Proposed Purchase Price (a “Last Chance Option”). OSG MLP General Partner shall notify OSG within 45 days of the earlier of the expiration of the 180-day period after the end of the 10-day period immediately following the Negotiation Period and such date on which OSG notifies OSG MLP General Partner that it will no longer pursue a Transfer to a third party not Affiliated with OSG that either (a) OSG MLP General Partner has elected, with the approval of the Conflicts Committee, not to exercise the Last Chance Option or (b) OSG MLP General Partner, with the approval of the Conflicts Committee, has elected to exercise the Last Chance Option and wishes to cause an OSG MLP Group Member to acquire the Offered Assets or Option Assets subject to such Last Chance Option upon the terms and conditions specified in the Term Sheet and for the Proposed Purchase Price. In the event that OSG MLP General Partner elects, with the approval of the Conflicts Committee, not to exercise the Last Chance Option with respect to such Offered Assets or Option Assets, then such OSG Entity shall be permitted to retain such Offered Assets or Option Assets in accordance with Article II.

ARTICLE V

Rights of First Offer

SECTION 5.01. Rights of First Offer.  (a)  OSG MLP, on behalf of itself and the other OSG MLP Group Members, hereby grants to OSG a right of first offer on any proposed Transfer by any OSG MLP Group Member of any Jones Act Assets owned, operated or chartered by any such OSG MLP Group Member.

(b)  OSG, on behalf of itself and the other OSG Entities, hereby grants to OSG MLP General Partner, on behalf of OSG MLP, a right of first offer on any proposed Transfer by any OSG Entity of any Jones Act Assets owned, operated or chartered by any such OSG Entity, including any Option Asset or Offered Asset not purchased by any OSG MLP Group Member pursuant to Article IV.

(c)  The Parties acknowledge that all potential Transfers of Jones Act Assets pursuant to this Article V are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties and to the terms of all existing agreements in respect of such Jones Act Assets.

SECTION 5.02. Procedures for Rights of First Offer.  (a)  In the event that an OSG MLP Group Member or an OSG Entity (as applicable, the “Transferring Party”) proposes to Transfer any Jones Act Assets (the “Sale Assets”) to a third party not Affiliated with such Transferring Party, prior to engaging in any negotiations or otherwise offering to Transfer the Sale Assets to any such third party, OSG or OSG MLP General Partner on behalf of such Transferring Party (the “Transferring Party Parent”) shall notify (a “Transfer Notice”) OSG or OSG MLP General Partner, as applicable, (the “Potential Transferee”) of such event and shall specify in such Transfer Notice the fundamental terms and conditions (including the consideration to be paid) on which it would be willing to Transfer (or if it is not the Transferring Party, to cause the Transferring Party to Transfer) to a Potential Transferee Group Member the Sale Assets, including any liabilities to be assumed by the Potential Transferee Group Member. OSG General Partner may only give a Transfer Notice with the approval of the Conflicts Committee.

(b)  The Potential Transferee shall notify (a “First Offer Negotiation Notice”) the Transferring Party Parent within 10 days of receiving a Transfer Notice that either (a) the Potential Transferee does not wish to cause a Potential Transferee Group Member to acquire the Sale Assets or (b) the Potential Transferee does wish to cause a Potential Transferee Group Member to acquire the Sale Assets, subject to the negotiation of the terms and conditions of the Transfer of the Sale Assets to a Potential Transferee Group Member in accordance with the provisions of this Article V. OSG General Partner may only give a First Offer Negotiation Notice with the approval of the Conflicts Committee.

(c)  In the event that a Potential Transferee gives a First Offer Negotiation Notice specifying that the Potential Transferee does wish to cause a Potential Transferee Group Member to acquire the Sale Assets then the Potential Transferee and the Transferring Party Parent shall negotiate in good faith for a 60-day period following receipt of the First Offer Negotiation Notice by the Transferring Party Parent (the “First Offer Negotiation Period”) the terms and conditions of an agreement for the Transfer of such Sale Assets to a Potential Transferee Group Member and such terms and conditions are to be based on the terms and conditions set forth in the Transfer Notice.

(d)  If (i) the Potential Transferee has given a First Offer Negotiation Notice specifying that the Potential Transferee does not wish to cause a Potential Transferee Group Member to acquire the Sale Assets (a “Rejection Notice”) or (ii) the Potential Transferee and the Transferring Party Parent are unable to agree on the terms and conditions of an agreement for the Transfer of such Sale Assets during the First Offer Negotiation Period, then the Transferring Party may Transfer such Sale Assets to a third party not Affiliated with the Transferring Party within 180 days after the earlier of the date the Transferring Party Parent receives a Rejection Notice and the end of the First

Offer Negotiation Period on terms and conditions that are not materially more favorable to the proposed purchaser than the terms and conditions specified in the Transfer Notice.

(e)  If the Transferring Party has not Transferred, or agreed in writing to Transfer, such Sale Assets to a third party not Affiliated with such Transferring Party within 180 days after the earlier of the date the Transferring Party Parent receives a Rejection Notice and the end of the First Offer Negotiation Period in accordance with clause (d) then the Transferring Party shall not thereafter Transfer any of such Sale Assets without first offering such Sale Assets to the applicable Potential Transferee in the manner provided above.

ARTICLE VI

Indemnification

SECTION 6.01. OSG Indemnification.  Subject to the provisions of Section 6.02 and Section 6.03, OSG shall indemnify, defend and hold harmless the OSG MLP Group from and against:  (a) any Covered Environmental Losses relating to the assets contributed by the OSG Entities to the OSG MLP Group prior to or on the Closing Date (the “Contribution Assets”) to the extent that OSG is notified by OSG MLP General Partner of any such Covered Environmental Losses within five years after the Closing Date; (b) Losses to the OSG MLP Group arising from (i) the failure of the OSG MLP Group, immediately after the Closing Date, to be the owner of such valid leasehold interests or fee ownership interests in and to the Contribution Assets, as applicable, as are necessary to enable the OSG MLP Group Members to own or operate the Contribution Assets in substantially the same manner that the Contribution Assets were owned or operated by the OSG Entities immediately prior to the Closing Date or (ii) the failure of the OSG MLP Entities to have by the Closing Date any consent or governmental permit necessary to allow the OSG MLP Entities to own or operate the Contribution Assets in substantially the same manner that the Contribution Assets were owned or operated by the OSG Entities immediately prior to the Closing Date, in each of clauses (i) and (ii) above, to the extent that OSG is notified by OSG MLP General Partner of such Losses within three years after the Closing Date; (c) all U.S. Federal, state and local income tax liabilities attributable to the operation of the Contribution Assets prior to the Closing Date, including any such income tax liabilities that may result from the consummation of the formation transactions for the OSG MLP Group and OSG MLP General Partner but excluding any U.S. Federal, state and local income taxes reserved on the books of the OSG MLP Group on the Closing Date, to the extent that OSG is notified by OSG MLP General Partner of such income tax liabilities within 60 days after the expiration of the applicable statute of limitations for any claims relating thereto; (d) Losses attributable to or associated with ownership or operation of the Retained Assets, whether occurring before or after the Closing Date; and (e) any Retained Liabilities.

SECTION 6.02. Limitation Regarding Indemnification.  The aggregate liability of OSG under Section 6.01(a) above shall not exceed $10,000,000. Furthermore, no claim may be made against OSG for indemnification pursuant to Section 6.01(a)

unless the aggregate dollar amount of all claims for indemnification pursuant to such section shall exceed $500,000, in which case OSG shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000. Notwithstanding the foregoing, in the case any Covered Environmental Losses relating to the December 19, 2006 Plea Agreement between OSG and the United States, the limitations on liability contained in this Section 6.02 shall not apply to OSG’s indemnification obligations under Section 6.01(a) above for criminal fines, special assessments or community service payments set forth in Paragraphs 6 and 9 of such Plea Agreement.

SECTION 6.03. Indemnification Procedures.  (a)  OSG MLP General Partner agrees on behalf of OSG MLP and the OSG MLP Group Members, that within a reasonable period of time after any OSG MLP Group member becomes aware of facts giving rise to a claim for indemnification pursuant to Section 6.01, to notify OSG of the nature and specific basis for such claim.

(b)  OSG shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the OSG MLP Group that are covered by the indemnification set forth in Section 6.01, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any matter or any issue relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of OSG MLP General Partner (with the concurrence of the Conflicts Committee), on behalf of the OSG MLP Group, unless it includes a full release of the OSG MLP Group from such matter or issue, as the case may be.

(c)  OSG MLP and OSG MLP General Partner shall, and shall cause the OSG MLP Group Members to, cooperate fully with OSG with respect to all aspects of the defense of any claims covered by the indemnification set forth in Section 6.01, including, without limitation, the prompt furnishing to OSG of any correspondence or other notice relating thereto that the OSG MLP Group may receive, permitting the names of the members of the OSG MLP Group to be utilized in connection with such defense, the making available to OSG of any files, records or other information of the OSG MLP Group that OSG considers relevant to such defense and the making available to OSG of any employees of the OSG MLP Group; provided, however, that in connection therewith OSG agrees to use reasonable efforts to minimize the impact thereof on the operations of the OSG MLP Group and further agrees to maintain the confidentiality of all files, records and other information furnished by an OSG MLP Group Member pursuant to this Section 6.03. The OSG MLP Group Members, may, at their own option, cost and expense, hire and pay for counsel in connection with any such defense. OSG agrees to keep any such counsel hired by the OSG MLP Group reasonably informed as to the status of any such defense (including providing such counsel with such information related to any such defense as such counsel may reasonably request) but OSG shall have the right to retain sole control over such defense.

(d)  In determining the amount of any Loss for which any of the members of the OSG MLP Group are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the OSG MLP Group and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the OSG MLP Group as a result of such claim, and (ii) all amounts recovered by the OSG MLP Group under contractual indemnities from any third party. OSG MLP hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the OSG MLP Group in connection with such efforts shall be promptly reimbursed by OSG in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

ARTICLE VII

Miscellaneous

SECTION 7.01. Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of New York, without regard to any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another jurisdiction. Each Party hereby submits to the jurisdiction of the state and Federal courts located in the State of New York and to venue in New York, New York.

SECTION 7.02. Notice.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the Parties at the following addresses (or at such other address for a Part as shall be specified by like notice):

(a)  if to OSG:

Overseas Shipping Group, Inc.

666 Third Avenue

New York, NY 10017

Attention:

Facsimile: (212)

(b)  if to OSG MLP General Partner or OSG MLP:

In care of OSG America LLC

Two Harbour Place

302 Knights Run Avenue

Suite 1200

Tampa, FL 33602

Attention:  President

Facsimile:  (813)

SECTION 7.03. Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

SECTION 7.04. Termination.  The provisions of Articles II, IV (except with respect to Option Assets) and V of this Agreement (but not less than all of such Articles II and V) may be terminated by (a) OSG, with respect to all OSG Entities, upon notice to the other Parties upon a Change of Control of OSG and (b) OSG MLP General Partner, with respect to the OSG MLP Group, upon notice to the other Parties upon a Change of Control of OSG MLP General Partner.

SECTION 7.05. Waiver; Effect of Waiver or Consent.  Any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto or (b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the Party or Parties to be bound thereby; provided, however, that OSG MLP may not, without the prior approval of the Conflicts Committee, agree to any extension or waiver of this Agreement that, in the reasonable discretion of OSG MLP General Partner, will adversely affect the holders of common units of OSG MLP. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

SECTION 7.06. Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that OSG MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of OSG MLP General Partner, will adversely affect the holders of common units of OSG MLP.

SECTION 7.07. Assignment.  No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that OSG may make such an assignment in the event that there is a Change of Control in respect of OSG.

SECTION 7.08. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 7.09. Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 7.10. Gender, Articles, Sections and Schedules.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated.

SECTION 7.11. Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

SECTION 7.12. Withholding or Granting of Consent.  Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

SECTION 7.13. Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

SECTION 7.14. Negotiation of Rights of OSG, Limited Partners, Assignees, and Third Parties.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder of OSG and no limited partner, member, assignee or other Person of OSG MLP shall have the right, separate and apart from OSG or OSG MLP to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

SECTION 7.15. No Recourse Against Officers or Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any OSG Entity or any OSG MLP Entity.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties have executed this Omnibus Agreement on, and effective as of, the Closing Date.

OVERSEAS SHIPHOLDING GROUP, INC.,

by

Name:
Title:

OSG AMERICA LLC,

by

Name:
Title:

OSG AMERICA L.P.,

by	OSG AMERICA LLC, its general partner,

by

Name:
Title:

OSG AMERICA OPERATING COMPANY LLC,

by

Name:
Title: